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                                                                     EXHIBIT D-7

                                                              September 26, 2000

                            UNITED STATES OF AMERICA

                          NUCLEAR REGULATORY COMMISSION

In the Matter of                    )
                                    )
GPU Nuclear, Inc., et al.           )
                                    )    Docket Nos. 50-146 and 50-320
(Saxton Facility and                )
Three Mile Island, Unit No. 2)      )

                  APPLICATION FOR INDIRECT TRANSFERS OF CONTROL
                REGARDING FACILITY LICENSE NOS. DPR-4 AND DPR-73

                           INTRODUCTION AND BACKGROUND

         GPU Nuclear, Inc. ("GPUN"), on its own behalf and on behalf of the licensed owners of Three Mile Island Unit No. 2 (TMI-2") and the Saxton Facility ("Saxton"), and FirstEnergy Corp. ("FE"), acting for itself, hereby submit the following information in support of this joint application for Nuclear Regulatory Commission ("NRC") consent to the indirect transfer of control over the TMI-2 Facility Possession Only License DPR-73, and the Saxton Amended Facility License No. DPR-4 that will occur as a result of a proposed merger between FE and GPU, Inc. GPU, Inc. is the parent holding company of GPUN, as well as the TMI-2 owners -- Metropolitan Edison Company ("Met Ed"), Jersey Central Power & Light Company ("JCP&L") and Pennsylvania Electric Company ("Penelec") -- and the Saxton owner, the Saxton Nuclear Experimental Corporation ("SNEC").(1)

         For Saxton, GPUN and SNEC are holders of Amended Facility License No. DPR-4. GPUN is licensed to possess, manage, use and maintain Saxton in accordance with the procedures and limitations set forth in the facility license. SNEC is licensed to possess the


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(1) GPUN, Met Ed, JCP&L, and Penelec are wholly owned subsidiaries of GPU, Inc., and Met Ed, JCP&L, and Penelec are the sole shareholders of SNEC.


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facility. GPUN is currently carrying out Saxton's decommissioning responsibilities on behalf of SNEC.

         For TMI-2, GPUN, MetEd, JCP&L, and Penelec are the holders of Facility Possession Only License No. DPR-73 and are licensed to possess TMI-2 in accordance with the procedures and limitations set forth in that license. GPUN is the licensee responsible for maintaining and decommissioning TMI-2.

         The purpose of this Application is to request the consent of the NRC under 10 C.F.R. ss. 50.80 to the indirect transfers of control of interests in the TMI-2 and Saxton licenses that will occur under a proposed share purchase transaction and merger ("the merger") between FE and GPU, Inc. Upon consummating the merger, FE will remain as the successor company and will become a registered holding company under the Public Utility Holding Company Act of 1935. The merger will, therefore, result in the indirect transfers of control to FE of the interests held by the licensees, all subsidiaries of GPU, Inc., in the TMI-2 and Saxton licenses. A copy of the Merger Agreement between FE and GPU, Inc. is filed with this Application as Exhibit A.

         The merger transaction will create a stronger, more competitive enterprise, which will be able to compete more effectively as the deregulation of the electric utility industry proceeds. As a result of the merger, the surviving company should be able to achieve cost savings and efficiencies to reduce its operating costs for the benefit of its customers, shareholders and the communities that it serves. The transaction will have no adverse affect on the technical or financial qualifications of the possession-only licensees for TMI-2 and Saxton, or the decommissioning funding for TMI-2 and Saxton, both of which have permanently ceased operation.

         In addition to the NRC's review, the merger will be reviewed by other Federal agencies, including the Federal Energy Regulatory Commission ("FERC"), the Securities Exchange



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Commission ("SEC"), the Federal Communications Commission (FCC"), the U.S.
Department of Justice, Antitrust Division ("DOJ"), and the Federal Trade Commission (FTC").

         Part I below sets forth the information required by 10 C.F.R. ss. 50.80 with respect to the proposed transfers. Part II discusses the effective date for the license transfers.

I.       INFORMATION FOR TRANSFERS OF CONTROL

         A. GENERAL INFORMATION CONCERNING GPU, INC.

         GPU, Inc., is headquartered in Morristown, New Jersey, and is a registered public utility holding company providing utility and utility-related services. GPU Energy serves 2.1 million customers directly through its electric companies in the United States. GPUN, Met Ed, JCP&L, and Penelec are all direct, wholly-owned subsidiaries of GPU, Inc.; and Met Ed, JCP&L and Penelec are the sole shareholders of SNEC. Following the merger, GPUN will continue to perform the decommissioning of Saxton and will continue to be responsible for maintaining and decommissioning TMI-2.(2) Met Ed, JCP&L, and Penelec will continue to be the licensed owners of TMI-2 after the merger, and will continue to operate as regulated electric utilities, as defined in 10 C.F.R. ss. 50.2. SNEC will continue to be the licensed owner of Saxton after the merger.

         GPUN, Met Ed, JCP&L, Penelec and SNEC are not now, nor will they be after the merger, owned, controlled, or dominated by an alien, foreign corporation or foreign government, nor are such companies acting as representatives of any other person in this application for consent for the indirect transfers of control of the licenses.


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(2) It is possible that at some later point after the merger, FE may decide to consolidate GPUN's and FENOC's nuclear activities. If FE decides to do so, it will timely submit another application seeking NRC consent to the appropriate license transfers.



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         B. GENERAL INFORMATION CONCERNING FE

         FE is a diversified electric utility holding company, headquartered in Akron, Ohio, and prior to the merger, comprises the tenth largest investor-owned electric system in the United States. Its wholly-owned subsidiaries include the Ohio Edison Company, Pennsylvania Power Company, the Cleveland Electric Illuminating Company, and The Toledo Edison Company, as well as First Energy Nuclear Operating Company ("FENOC"), which operates the Davis-Besse, Perry, and Beaver Valley nuclear stations.

         Subsequent to the merger, the board of directors of FE, the surviving corporation, will be comprised of 16 members, including ten members to be designated by FE's current board of directors and six members to be designated by GPU, Inc.'s current board of directors. All current directors and principal officers of FE are U.S. citizens. After the merger, all principal officers of FE, and all of the 10 directors to be appointed by FE's board will be U.S. citizens. With the possible exception of one of GPU, Inc.'s existing directors, who is a citizen of the United Kingdom, it is also anticipated that the six directors to be designated by GPU, Inc. for the merged company will also be U.S. citizens. FE is not now, nor will it be after the merger, owned, controlled, or dominated by an alien, foreign corporation, or foreign government.

         C. TECHNICAL QUALIFICATIONS

         The technical qualifications of the licensee, GPUN, will be unchanged by the merger transaction, since the technical management and nuclear organization of GPUN currently responsible for completing the decommissioning of Saxton and maintaining and decommissioning TMI-2 will remain in place. The GPUN nuclear organization will continue to have clear and direct lines of responsibility and authority after the merger. Therefore, the technical qualifications of GPUN to carry out its responsibilities under the TMI-2 and Saxton licenses will remain unchanged and will not be adversely affected by the merger.



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         D. FINANCIAL QUALIFICATIONS; DECOMMISSIONING FUNDING

         There will be no change in the financial qualifications of the licensees. Met Ed, JCP&L, and Penelec, are the licensed owners of TMI-2 and are responsible for the costs associated with maintaining and decommissioning the unit. Each of the licensed owners will continue to distribute electricity through rates authorized by the New Jersey and Pennsylvania public utilities commissions. Therefore, MetEd, JCP&L, and Penelec will continue to meet the definition of "electric utility" set forth in 10 C.F.R. ss. 50.2. MetEd, JCP&L, and Penelec have also committed to cover, from their general corporate funds, any shortfall which may occur in the decommissioning trusts established under 10 C.F.R. ss. 50.75(e)(1) for Saxton.

         NRC regulations require information showing "reasonable assurance. . . that funds will be available to decommission the facility." 10 C.F.R. ss. 50.33(k). GPUN on behalf of the licensed owners of TMI-2 and Saxton, has filed decommissioning reports with the NRC under 10 C.F.R. ss. 50.75(f)(1), most recently on March 14, 2000. The licensed owners are providing financial assurance for decommissioning TMI-2 and Saxton in accordance with these reports through external sinking trust funds. After the transaction closes, the licensed owners will remain responsible for the decommissioning liabilities associated with their respective interests in TMI-2 and Saxton and will continue to maintain their respective decommissioning trusts for these plants until license termination in accordance with commission regulations. In addition, Met Ed, JCP&L, and Penelec will continue to operate as electric utilities after the merger, and their commitment to meet any shortfall in decommissioning funding for Saxton that may arise will be unaffected. Accordingly, the indirect transfer of control over these licenses will have no effect on the decommissioning funding for TMI-2 and Saxton.



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         E. ANTITRUST CONSIDERATIONS

         The NRC has found that antitrust reviews of post-operating license transfer applications are neither required nor authorized by the Atomic Energy Act. KANSAS GAS AND ELECTRIC CO. (Wolf Creek Generating Station, Unit 1), CLI-99-19, 49 NRC 441 (June 18, 1999). Accordingly, no antitrust review is required with respect to the indirect transfers of control that would result from the proposed transaction.

         F. Statement Of Purposes For the Transfers And The Nature Of The Transaction NECESSITATING OR MAKING THE LICENSE TRANSFERS DESIRABLE

         The purpose of the proposed merger is to achieve benefits for the shareholders and customers of both FE and GPU, Inc. The merger of FE and GPU, Inc. is a key strategic step in achieving their vision of becoming the premier energy and related services provider in the region in which they serve. If the merger were completed today, the combined company would be the sixth largest investor-owned electric utility system in the U.S., based on customers served. With assets of approximately $40 billion, a domestic customer base of 4.3 millions, and a service area of 37,200 square miles, the combined company will be one of the nation's largest electric utility systems with more resources and opportunities to compete successfully in the increasingly competitive electric utility industry. Benefits of the merger would not be achievable if FE and GPU, Inc. were to remain separate companies.

         As described above, this application requests NRC consent to the indirect transfers of control over the TMI-2 Possession Only License and the Saxton Amended Facility License that will occur as a result of the proposed merger between FE and GPU, Inc. With FE remaining as the successor company, the merger will result in the indirect transfer of control of the interests in TMI-2 and Saxton licenses currently held by subsidiaries of GPU, Inc.



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         G. RESTRICTED DATA

         This Application does not contain any Restricted Data or other classified defense information, and it is not expected that any will become involved in the licensed activities. However, in the event that such information does become involved, GPUN and FE agree that they will appropriately safeguard such information and will not permit any individual to have access to Restricted Data until the Office of Personnel Management (the successor to the Civil Service Commission) shall have made an investigation and reported to the NRC on the character, associations and loyalty of the individual, and the NRC has determined that permitting such person to have access to Restricted Data will not endanger the common defense and security of the United States.

         H. NO ENVIRONMENTAL IMPACT

         The indirect transfers described herein do no involve any change to the nuclear plant operations or equipment of TMI-2 or Saxton. Furthermore, the NRC has determined that license transfers, whether direct or indirect, and any associated amendments are categorically exempt from environmental review. 10 C.F.R. ss. 51.22(c)(21). This Application, therefore, involves no significant environmental impact.

II.      EFFECTIVE DATE

         The merger between FE and GPU, Inc. requires the approval of other federal regulatory authorities in addition to the NRC, such as FERC, the SEC, the FCC, the DOJ or the FTC. Approvals of the state public utility commissions of New Jersey and Pennsylvania and the shareholders of FE and GPU, Inc. are also required. Until all necessary approvals have been obtained, the transaction cannot be closed. FE and GPU, Inc. intend to consummate the merger as soon as reasonably possible after all the necessary approvals have been obtained. Therefore, the NRC is requested to review this Application on a schedule that will permit it to act on and



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provide its final consent to the proposed indirect transfers of control that would be effectuated by the transaction as promptly as possible and in any event before February 15, 2001.

                                   CONCLUSION

         For the foregoing reasons, the NRC is requested to consent to the indirect transfers of control that would result from the merger of GPU, Inc. and FE regarding the interests held by GPUN, Met Ed, JCP&L, Penelec and SNEC in TMI-2 and Saxton.

I, Sander Levin, state that I am Chief Nuclear Officer of GPU Nuclear Inc., that I am authorized to sign and file this application, and that the matters set forth herein pertaining to GPU, Inc., and its affiliates are true and correct to the best of my knowledge, information and belief.

                                              /s/ Sander Levin
                                              -------------------------------
                                              Sander Levin
                                              Chief Nuclear Officer
                                              GPU Nuclear, Inc.

Subscribed and sworn to before me this 25th day of September, 2000


      /s/ Sharon K. Cepeda
-------------------------------------
         Notary Public

My commission expires:  Nov. 29, 2000.

          Sharon K. Cepeda
    Notary Public of New Jersey
My Commission Expires Nov. 29, 2000



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I, Anthony J. Alexander, state that I am President of FirstEnergy Corp., that I am authorized to sign and file this application, and that the matters set forth herein pertaining to FirstEnergy Corporation are true and correct to the best of my knowledge, information and belief.

                                                 /s/ Anthony J. Alexander
                                                 -----------------------------
                                                 Anthony J. Alexander
                                                 President
                                                 FirstEnergy Corp.

Subscribed and sworn to before me this 26th day of September, 2000.


       /s/ Mary E. O'Reilly
-------------------------------------
         Notary Public

My commission expires:                Mary E. O'Reilly
                                Notary Public State of Ohio
                            My Commission  has no Expiration Date
                                  Section O.R.C. 146.09




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               Exhibit A - Copy of Agreement and Plan of Merger
             Between FirstEnergy Corp. and GPU, Inc. Dated as of
                               August 8, 2000.


                       Exhibit Intentionally Omittted.